Exhibit 3.1

CERTIFICATE OF SECOND AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
ADVANCE AUTO PARTS, INC.

Advance Auto Parts, Inc. (the “Corporation”), a corporation existing under the laws of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.    The name of the Corporation is Advance Auto Parts, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 1, 2001 and amended by the Corporation by the filing of a Certificate of Amendment of Certificate of Incorporation with the office of the Secretary of State of the State of Delaware on August 8, 2001, which was further amended by the Corporation by the filing of a Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware on November 26, 2001, and the filing of a Certificate of Amendment of Restated Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on May 19, 2004 (collectively, the “Certificate”).

2.    This Certificate of Second Amendment to Restated Certificate of Incorporation has been duly adopted by the Corporation in accordance with Section 242 of the General Corporation Law and the Certificate.

3.     This Certificate of Second Amendment to Restated Certificate of Incorporation has been duly approved by the required vote of the stockholders of the Corporation at the annual meeting of stockholders duly called and held on May 22, 2013, upon notice in accordance with Section 222 of the General Corporation Law.

4.    Article VII.B of the Certificate is hereby amended and restated in its entirety as follows:

“Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, or stockholders who hold, continuously for at least one year, at least 25 percent, in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.”

5.    Article IX of the Certificate is hereby amended and restated in its entirety as follows:

“The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of

Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.”

6.    The Certificate, as amended, is hereby ratified and confirmed in all other respects.

IN WITNESS WHEREOF, this Certificate of Second Amendment to Restated Certificate of Incorporation of Advance Auto Parts, Inc. has been executed by its Senior Vice President, General Counsel and Corporate Secretary on June 7, 2013.

/s/ Sarah E. Powell
Sarah E. Powell
Senior Vice President, General Counsel
and Corporate Secretary

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